Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:    Robert S. Tissue, Executive Vice President & CFO
Telephone:    (304) 530-0552
Email:        rtissue@summitfgi.com

SUMMIT FINANCIAL GROUP ANNOUNCES COMPLETION OF $75.0 MILLION ISSUANCE OF SUBORDINATED DEBT

MOOREFIELD, WV – November 16, 2021 (GLOBE NEWSWIRE) – Summit Financial Group, Inc. (“Company” or “Summit”) (NASDAQ: SMMF) today announced the completion of a private placement of $75 million of its 3.25% Fixed-to-Floating Rate Subordinated Notes due 2031 (the "Notes") to certain qualified institutional buyers and accredited investors.
The Notes will initially bear interest at a fixed annual rate of 3.25% for the first five years and will reset quarterly thereafter to the then current three-month SOFR rate plus 230 basis points.  Beginning on December 1, 2026 through maturity, the Notes may be redeemed, in whole or in part, at the Company’s option with regulatory approval, on any scheduled interest payment date, and may be redeemed, in whole but not in part, at any time upon certain other specified events. The Notes were issued under an indenture with UMB Bank, N.A., as trustee. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Company.
In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with each of the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.
Summit intends to use the net proceeds from the offering for general corporate purposes, which may include common stock repurchases, organic growth and strategic initiatives, such as acquisitions.
Piper Sandler & Co. served as the sole placement agent for the offering.  Bowles Rice LLP served as legal counsel to the Company, and Troutman Pepper Hamilton Sanders LLP served as legal counsel to the placement agent.
This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy, any security, nor shall there by any sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
About Summit
Summit Financial Group, Inc. is the $3.51 billion financial holding company for Summit Community Bank, Inc. Its talented bankers serve commercial and individual clients throughout West Virginia, the Washington, D.C. metropolitan area, Virginia, and Kentucky. Summit’s focus on in-market commercial lending and providing other business banking services in dynamic markets is designed to leverage its highly efficient operations and core deposits in strong legacy locations. Residential and consumer lending, trust and wealth management, and other retail financial services are offered through convenient digital and mobile banking platforms, including MySummit.bank, and 45 full-service branch locations. More information on Summit Financial Group, Inc. (NASDAQ: SMMF), headquartered in West Virginia’s Eastern Panhandle in Moorefield, is available at SummitFGI.com.
Forward-Looking Statements
This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on the communities we serve, and the domestic and global economy, which may have an adverse effect on our business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; the successful integration of operations of our acquisitions; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies. We undertake no obligation to revise these statements following the date of this press release.
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